Exhibit 3.1.2

CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
UNIQUE FABRICATING, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, being the duly elected President of Unique Fabricating, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:    The name of the corporation is Unique Fabricating, Inc.

SECOND:        The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 14, 2013.

THIRD:  The Certificate of Incorporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

“FOURTH:

The total number of shares of common stock which the Corporation is authorized to issue is fifteen million (15,000,000) shares of common stock, $0.001 par value per share (“Common Stock”).

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be reclassified into three (3) fully paid, non-assessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such three-to-one (3-to-1) ratio). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified.”

FOURTH:       The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:   This Certificate of Amendment is to become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Incorporation on this 18th day of November, 2014.

John Weinhardt.
President